Exhibit 10.6

ANNUAL STOCK UNIT AWARD AGREEMENT

ADDENDUM

THIS ADDENDUM TO THE ANNUAL STOCK UNIT AWARD AGREEMENT provides the rules and procedures relating to the grant of the Annual Stock Unit Award and the operation of the Restricted Stock Unit Account and the Dividend Equivalent Unit Account.

A.                                    Definitions.  Any capitalized terms used, but not defined, in this Addendum shall have the meaning set forth in the Annual Stock Unit Award Agreement.  Whenever the following terms are used in the Annual Stock Unit Award Agreement or in this Addendum, they shall have the meaning specified below, unless the context clearly indicates to the contrary:

1.                                      2008 Agreement means the Employment Agreement, dated as of December 22, 2008, by and between Colleague and City National Corporation, as amended.

2.                                      2010 Agreement means the Amended and Restated Employment Agreement made as of the 24th day of June, 2010, by and between Colleague, City National Bank and City National Corporation, as amended on March 14, 2012 and July 14, 2014.

3.                                      Change in Control Event shall have the meaning assigned to it in the Plan.

4.                                      Disability means Colleague shall become incapable of fulfilling his obligations because of injury or physical or mental illness which shall exist or may reasonably be anticipated to exist for a period of twelve (12) consecutive months or for an aggregate of twelve (12) months during any twenty-four (24) month period.

5.                                      Dividend Equivalent Unit Account means the memorandum account maintained by the Company or its agent on behalf of Colleague which is credited with Dividend Equivalent Units.

6.                                      Dividend Equivalent Unit means a unit of measurement which is deemed for bookkeeping and payment purposes to represent one dollar ($1.00).

7.                                      Fair Market Value shall have the meaning assigned to it in the Plan.

8.                                      Restricted Stock Unit means a non-voting unit of measurement which is deemed for bookkeeping and payment purposes to represent one outstanding share of Common Stock of the Company.

9.                                      Restricted Stock Unit Account means the memorandum account maintained by the Company on behalf of each Colleague which is credited with Restricted Stock Units under the Annual Stock Unit Award Agreement.  Each Restricted Stock Unit represents the right to receive a distribution of cash in the amount of the Fair Market Value of one Share at the date of distribution as provided in the Annual Stock Unit Award Agreement and this Addendum.

10.                               Shares shall have the meaning assigned to it in the Plan.

11.                               Vested RSUs means the earned Restricted Stock Units (determined in accordance with Section 1(a) of the Annual Stock Unit Award Agreement) with respect to which the forfeiture restrictions set forth in Section 2(b) of the Annual Stock Unit Award Agreement have lapsed.

B.                                    Restricted Stock Unit Account.  As soon as practicable following the Award Date, the Company shall credit Colleague’s Restricted Stock Unit Account with the target number of Restricted Stock Units awarded determined in accordance with Section 1(a)(ii) of the Annual Stock Unit Award Agreement.

C.                                    Dividend Equivalent Unit Account. As soon as practical following each of the Company’s dividend payable dates, Colleague’s Dividend Equivalent Unit Account shall be credited with the number of Dividend Equivalent Units equal to the dividends paid by the Company during the quarter on a number of Shares equal to the aggregate number of Restricted Stock Units credited to Colleague’s Restricted Stock Unit Account as of the record date for such quarter’s dividend payment.

D.                                    Lapse of Forfeiture Restrictions.  The Restricted Stock Units are subject to forfeiture based on continued service until the forfeiture restrictions lapse in accordance with Section 2(b) of the Annual Stock Unit Award Agreement.

Notwithstanding the forfeiture provision in Section 2(b) of the Annual Stock Unit Award Agreement, the service-based forfeiture restrictions on the Restricted Stock Units shall immediately lapse:

•                  upon Colleague’s termination of employment by the Company without good cause or by Colleague for good reason (as those terms are defined in the 2010 Agreement) prior to a Change in Control Event;

•                  upon Colleague’s voluntary termination of employment for any reason or by the Company without good cause (as such term is defined in the 2010 Agreement) on or after expiration of the 2010 Agreement as provided in Section 10(f) of the 2010 Agreement and prior to a Change in Control Event;

•                  upon Colleague’s termination of employment by the Company without cause or by Colleague for good reason (as those terms are defined in the 2008 Agreement) following a Change in Control Event; or

•                  upon Colleague’s termination of employment due to death or Disability.

E.                                     Distributions.

1.                                      Subject to Section G, the Vested RSUs with respect to which the forfeiture restrictions as set forth in Paragraph 2(b) of Colleague’s Annual Stock Unit Award Agreement lapse on a Vesting Date and the Dividend Equivalent Units credited to Colleague’s Dividend Equivalent Unit Account in respect of such Vested RSUs shall be converted to cash as of the Vesting Date and be paid to Colleague (or, in the event of his or her death, Colleague’s Beneficiary) in a lump sum payment as soon as reasonably practicable following the Vesting Date, but in no event later than thirty (30) days thereafter.

2.                                      Subject to Section G, the Vested RSUs with respect to which the forfeiture restrictions as set forth in Paragraph 2(b) of the Colleague’s Annual Stock Unit Award Agreement lapse upon an event specified in Section D of this Addendum and the Dividend Equivalent Units credited to Colleague’s  Dividend Equivalent Unit Account in respect of such Vested RSUs shall be converted to cash as of the date of the applicable event specified in Section D of this Addendum and paid (a) if the applicable event specified in Section D occurs on or after the first February 15 following the end of the Performance Period, as soon as reasonably practicable (but in no event later than thirty (30) days following such event) or (b) if the applicable event set forth in Section D occurs prior to the first February 15 following the end of the Performance Period, during the seventy-five (75) day period beginning on the first January 1 following the end of the Performance Period; provided that, notwithstanding the foregoing, if the applicable event set forth in Section D occurs within twenty-four months following a Change in Control Event that constitutes a “change in control event” within the meaning of Treasury Regulation

Section 1.409A-3(i)(5), payment will be made as soon as reasonably practicable (but in no event later than thirty (30) days following the occurrence of such event set forth in Section D).

F.                                      Adjustments in Case of Changes in Common Stock.  If there shall occur any change in the outstanding Shares of the Company’s Common Stock such as described in Section 6.2(a) of the Plan, the Company shall make such proportionate and equitable adjustments consistent with the effect of such event on stockholders generally, as the Committee determines to be necessary or appropriate, in the number, kind and/or character of Colleague’s Restricted Stock Units or other securities, property and/or rights contemplated hereunder, including any appropriate adjustments to the market prices used in the determination of the number and Restricted Stock Units, and in rights in respect of Colleague’s Restricted Stock Unit Account credited under Colleague’s Annual Stock Unit Award Agreement so as to preserve the benefits intended.

G.                                    Plan Construction.  It is the intent of the Company that the Annual Stock Unit Award shall comply with Section 409A of the Code, and the Annual Stock Unit Award Agreement and this Addendum shall be interpreted in a manner which is consistent with the foregoing intent.  Any provisions of the Annual Stock Unit Award Agreement and this Addendum which would not comply with the requirements of Section 409A of the Code and the Treasury Regulations adopted thereunder shall be deemed to be modified or eliminated in order to comply with these requirements.  Sections 10(h) and 24 of the 2010 Employment Agreement addressing the application of Section 409A of the Code is hereby incorporated by reference.  Notwithstanding anything in the Plan, the Annual Stock Unit Award Agreement or the Addendum to the contrary, in the event of a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), the Company may terminate the Annual Stock Unit Award granted hereunder in a manner consistent with Section 1.409A-3(j)(ix)(B) of the Treasury Regulations under Section 409A of the Code.

H.                                   Unfunded Plan.  The liability of the Company to Colleague under the Annual Stock Unit Award Agreement shall be that of a debtor only pursuant to such contractual obligations as are created by the Plan, the Annual Stock Unit Award Agreement and this Addendum, and no such obligation of the Company shall be deemed to be secured by any assets, pledges, or other encumbrances on any property of the Company.  The Company has not segregated or earmarked any of the Company’s assets for the benefit of Colleague or his beneficiary or estate, and the Plan does not, and shall not be construed to, require the Company to do so.  Colleague and his beneficiary or estate shall have only an unsecured, contractual right against the Company with respect to any Annual Stock and such right shall not be deemed superior to the right of any other creditor.

G.                                    Clawback.  Section 7(e) of the 2010 Agreement addressing clawback is hereby incorporated by reference.